Exhibit 10.13

November 1, 2020

Tanya Domier

By tanya.domier@advantagesolutions.net

Re:    Anniversary Bonus Acceleration

Dear Tanya:

Advantage Solutions Inc. now known as ASI Intermediate Corp. (together with its subsidiaries and affiliates, including, without limitation, Advantage Sales & Marketing LLC, “Advantage”) has entered into an Agreement and Plan of Merger with, among others, Conyers Park II Acquisition Corp. (the “Transaction”). We are pleased to inform you that, in connection with the Transaction, you are eligible for certain accelerated anniversary payment benefits described below, subject to the terms of this letter.

The remainder of the Anniversary Bonuses owed to you under Section 5.7 of the Employment Agreement (the “Remaining Anniversary Payments”) will be paid be to you in a lump sum, less applicable withholdings, on or before December 11, 2020, rather than at the times and subject to the conditions set forth in the Employment Agreement. The aggregate amount of the Remaining Anniversary Payments is $8,000,000.

By signing this letter, you acknowledge that your receipt of the Remaining Anniversary Payments as provided in this letter will satisfy all of Advantage’s obligations to you with respect to the Remaining Anniversary Payments and that you will have no further right to receive any Anniversary Bonus under Section 5.7 of the Employment Agreement or otherwise. Except as otherwise provided herein, the Employment Agreement remains in full force and effect.

Thank you for your continued contributions to Advantage. Please feel free to contact me if you have any questions.

Sincerely,

ASI Intermediate Corp.

/s/ Brian Stevens
Name:	Brian Stevens
Its:	Chief Financial Officer and Chief Operating Officer

[Signature Page to Anniversary Bonus Acceleration Letter]

ACKNOWLEDGED AND AGREED TO BY:

/s/ Tanya Domier	Date:	November 1, 2020
Tanya Domier

[Signature Page to Anniversary Bonus Acceleration Letter]